Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Fourth Quarter Results Highlighting EPS Growth and Revenue Growth in all Segments

Schaffhausen, Switzerland/February 22, 2012/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced fourth quarter results for the period ended December 31, 20111 delivering EPS growth and revenue growth across all reported segments.

Fourth Quarter 2011 Financial Summary:

•	Total revenue of $910 million, up 9% from $838 million in fourth quarter 2010, with each business segment contributing to growth:
•	Automotive/Mobile segment revenue increased 4% to $579 million
•	Outdoor segment revenue increased 35% to $121 million
•	Fitness segment revenue increased 17% to $95 million
•	Aviation segment revenue increased slightly to $72 million
•	Marine segment revenue increased 16% to $43 million
•	All geographies contributed at or above the levels of the previous year:
•	Americas revenue was $537 million, flat to the prior year
•	EMEA (Europe, Middle East and Africa) revenue was $301 million compared to $235 million, up 28%
•	APAC (Asia Pacific) revenue was $72 million compared to $66 million, up 9%
•	Gross margin increased to 48% compared to 45% in fourth quarter 2010
•	Operating margin was flat at 22% compared to fourth quarter 2010
•	Diluted earnings per share increased 25% to $0.85 from $0.68 in fourth quarter 2010; pro forma earnings per share increased 16% to $0.96 from $0.83 in the same quarter of 2010. (Pro forma earnings per share excludes the impact of foreign currency transaction gains or losses.)
•	Generated $213 million of free cash flow in fourth quarter 2011 for a cash and marketable securities balance of almost $2.5 billion.

1 Fourth quarter 2011 and fiscal year 2011 include 14-weeks and 53-weeks, respectively, compared to 13-weeks and 52-weeks in fourth quarter 2010 and fiscal year 2010, respectively.

Fiscal Year 2011 Financial Summary:

•	Total revenue of $2.76 billion, up 3% from $2.69 billion in 2010
•	Automotive/Mobile segment revenue decreased 5% to $1.59 billion
•	Outdoor segment revenue increased 14% to $363 million
•	Fitness segment revenue increased 24% to $298 million
•	Aviation segment revenue increased 9% to $285 million
•	Marine segment revenue increased 12% to $222 million
•	EMEA and APAC contributed growth while the Americas declined:
•	Americas revenue was $1.53 billion compared to $1.65 billion, down 7%
•	EMEA revenue was $983 million compared to $823 million, up 19%
•	APAC revenue was $248 million compared to $220 million, up 13%
•	Gross margin declined slightly to 49% compared to 50% in 2010
•	Operating margin declined to 20% from 24% in 2010
•	Effective normalized tax rate (excluding one-time tax adjustments) decreased to 10.8% in 2011 compared to 15.8% in 2010
•	Diluted earnings per share decreased 9% to $2.67 from $2.95 in fiscal year 2010 when a one-time tax adjustment added $0.50; pro forma EPS decreased 4% to $2.73 from $2.83 in fiscal year 2010. (Pro forma earnings per share excludes the impact of foreign currency transaction gains or losses and one-time tax adjustments.)
•	Generated over $784 million of free cash flow in 2011.

Note: In accordance with GAAP, the Company is deferring significant revenue and the related costs associated with high margin sales of certain products bundled with content and services over their economic lives. In the fourth quarter of 2011, the Company deferred, net of amortization of previous deferrals, $72 million of revenue, $15 million of costs, and approximately $0.26 of diluted EPS, net of taxes, into future years. For the full year, the Company deferred, net of amortization of previous deferrals, $179 million of revenue, $36 million of costs, and approximately $0.66 of diluted EPS, net of taxes, into future years. A table outlining the impact of this net deferral in both 2011 and 2010 is included for reference. Results have not been adjusted unless specifically stated as such.

Business highlights:

•	Achieved full year revenue growth in outdoor, fitness, marine and aviation offsetting declines in auto/mobile. These growth segments generated 71% of the total operating income in 2011.
•	Sold almost 16 million units in 2011 with unit growth in outdoor, fitness, marine and automotive OEM nearly offsetting declines in personal navigation devices (PND).
•	Continued to be the world-wide PND market share leader with market share gains globally.
•	Received the J.D. Power and Associates award for Highest Customer Satisfaction with Factory-Installed Navigation in our first year of eligibility for the 2011 Dodge Charger. The Garmin solution for the Chrysler 300 was ranked third.
•	Announced the Approach® G6 golf handheld to further enhance our growing position in the golf market. It joins the successful Approach S1, which gained market share in the holiday selling season.
•	Introduced the nüvi® 3500 series in the Prestige line. These 5-inch devices are ultra-thin and loaded with the most premium capabilities including: high resolution color display with capacitive touch, digital 3D traffic and photoReal junction view.
•	Supported the successful first flight of the Cessna Citation Ten with the Garmin G5000 cockpit.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“Entering 2011, we forecasted $2.5 billion of revenue and $2.50 of EPS. I am pleased to say that we far exceeded those targets through a combination of solid execution by our associates and successful acquisitions that further diversify our company in both products and geographies,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd. “The business generated free cash flow of $784 million. We returned $311 million to shareholders through our quarterly dividend and used an additional $54 million to fund acquisitions. We will continue to use both of these strategies to grow long-term shareholder value.

The automotive/mobile segment revenues increased 4% on a year-over-year basis in the fourth quarter as PND unit declines were offset by improved pricing related to mix and growth in mobile applications and auto OEM. The improvement in our overall average selling price (ASP) for the fourth quarter is due to an increase in the popularity of our bundled product offerings, offset by decreases in the ASP of comparable models from the prior year. While the PND market size continued to decline in 2011, we emerge from the year with increased market share, stabilizing ASPs and strong profitability. In 2012, we will continue to focus on gaining market share and improved profitability. We are extremely excited that Garmin was recognized by J.D. Power and Associates for Highest Customer Satisfaction with Factory-Installed Navigation on the 2011 Dodge Charger. This is validation for our ongoing investment and serves as a selling point as we work with future OEM partners on next-generation solutions.

The outdoor segment posted revenue growth of 35% in the fourth quarter as supply constraints that affected results in the third quarter were resolved and our broad portfolio of products saw strong holiday demand. Some of our best sellers included our Approach S1, the Montana™ series, the eTrex® series and the Astro® series. Each of these product lines serves a diverse niche market which has allowed us to continue to grow. We believe this will be true again in 2012 as we fully integrate Tri-Tronics dog training capabilities and grow share in the golf market with further innovation.

The fitness segment posted revenue growth of 17% in the quarter and full-year growth of 24%. Growth in the segment fell slightly short of our expectations as we were unable to ship the Forerunner® 910XT in time for the holiday season. The good news is that we are now filling back orders and customer feedback on the product has been extremely positive. We expect 2012 to be another exciting year for the segment as we launch the Vector™ power meter and other unique offerings that we believe will continue to drive our growth in this segment.

Aviation segment revenues were up only slightly in the fourth quarter as sales were reduced in the 2011 quarter due to OEM program contributions. For the full year, revenues improved by 9% and the segment contributed $72 million of operating income. In light of the ongoing economic conditions affecting the general aviation industry, we are pleased with our revenue growth and plan to build on it in 2012. Our focus will be expanding our presence in the Part 25 business jet market, while also winning new helicopter business with the recently introduced G5000H. The G5000H was already named as the avionics for the upcoming Bell Relentless helicopter.

The marine segment posted fourth quarter and full year revenue growth of 16% and 12%, respectively, exceeding our expectations. The marine industry, like aviation, has been slow to recover but Garmin has continually gained market share, allowing us to post our strongest ever revenues in 2011. We have invested heavily in our marine segment this year with increased research and development and the build-out of additional support infrastructure to serve our growing base of OEM customers. This strategy is working, as we announced the addition of Teleflex and Viking as OEM partners at the recent Miami Boat Show. We expect growth to continue in 2012 as we deliver further innovation and utility to the recreational marine market.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Our fourth quarter and full year revenue growth illustrate the strength of our diversified business model, while our research and development investment highlights our commitment to investing in markets that will provide growth opportunities for many years to come,” said Kevin Rauckman, Chief Financial Officer of Garmin Ltd. “Through strong execution by our associates around the globe, we delivered revenue, operating income and EPS growth in the quarter.

Gross margin for the overall business in the fourth quarter was 48% which represents an improvement from the fourth quarter 2010 level of 45%. The automotive/mobile segment gross margin improved to 38%. The improvement is partially related to an increased average selling price as consumers select premium functionality and content. Gross margin for the aviation segment was negatively impacted by OEM program contributions.

Operating margin for the overall business was 22% in the current quarter as improved gross margins were partially offset by higher operating expenses. Operating margin, excluding the impact of deferred revenues and costs, was 26%. Total operating expenses were up $39 million on a year-over-year basis. Advertising expenses increased by $12 million as we conducted a television advertising campaign in 2011 that boosted market share. Selling, general and administrative and research and development expenses increased $14 million and $13 million, respectively, due primarily to increased headcount associated with recent acquisitions and an additional week in our fourth quarter 2011.

We generated $213 million of free cash flow in the fourth quarter of 2011 and $784 million for the full year. Our strong cash generation will continue to fund acquisitions throughout 2012 and significant returns to our shareholders through our quarterly dividend, which we propose to increase to $0.45 per quarter beginning in June 2012. The resulting cash and marketable securities balance was almost $2.5 billion at the end of the year.”

Dividend Recommendation

The Board intends to recommend to the shareholders for approval at the annual meeting to be held on June 1, 2012 a cash dividend in the amount of $1.80 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting)  payable in four installments as follows:

Dividend Date	Record Date	$'s per share
June 29, 2012	June 15, 2012	$0.45
September 28, 2012	September 14, 2012	$0.45
December 31, 2012	December 14, 2012	$0.45
March 29, 2013	March 15, 2013	$0.45

In addition, we have one additional payment of $0.40 due on March 30, 2012 to shareholders of record on March 15, 2012.

2012 Guidance

2012 Guidance
Revenue	$2.7 - $2.8B
Gross Margin	49 – 50%
Operating Income	$520 – 540
Operating Margin	19 – 20%
EPS (Pro Forma)	$2.45 - $2.60

We expect 2012 revenue of $2.7 - $2.8 billion as growth in the outdoor, fitness, marine and aviation segments offset ongoing declines in the PND market. We anticipate gross margins to be stable to slightly improving at 49-50% and operating margins of 19-20%, resulting in a forecasted 2012 earnings per share range of $2.45 - $2.60. This earnings per share range assumes an effective tax rate of 13% versus 10.8% in 2011 and a full-year EUR/USD currency exchange rate of 1.30 versus 1.39 in 2011.

Non-GAAP Measures

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency transaction gains or losses and other one-time items is an important measure. The majority of the Company’s consolidated foreign currency gain or loss results from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries. Such gains or losses are required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gains or losses. Accordingly, earnings per share before the impact of foreign currency transaction gains or losses allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	December 31,	December 25,	December 31,	December 25,
	2011	2010	2011	2010

Net Income (GAAP)	$165,556	$132,907	$520,896	$584,603
Foreign currency (gain) / loss, net of normalized tax effects	$21,930	$28,687	$10,790	$74,383
One-time tax adjustment	-	-	-	$(98,737)
Net income (Pro Forma)	$187,486	$161,594	$531,686	$560,249

Net income per share (GAAP):
Basic	$0.85	$0.68	$2.68	$2.97
Diluted	$0.85	$0.68	$2.67	$2.95

Net income per share (Pro Forma):
Basic	$0.96	$0.83	$2.74	$2.84
Diluted	$0.96	$0.83	$2.73	$2.83

Weighted average common shares outstanding:
Basic	194,319	194,043	194,105	196,979
Diluted	195,100	194,858	194,894	198,009

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	December 31,	December 25,	December 31,	December 25,
	2011	2010	2011	2010

Net cash provided by operating activities	$224,858	$184,422	$822,334	$770,637
Less: purchases of property and equipment	$(11,843)	$(9,249)	$(38,366)	$(32,232)
Free Cash Flow	$213,015	$175,173	$783,968	$738,405

Net deferred revenues and costs

The following table illustrates the net effect of deferred revenues and costs associated with certain products bundled with content and services. These revenues and costs are being amortized over the estimated economic lives of the products. Additional details will be available in the Annual Report on Form 10-K for the year ended December 31, 2011 that will be filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983) next week.

Garmin Ltd. And Subsidiaries

Net Deferred Revenue and Cost Impact (Unaudited)

(In thousands, except per share information)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	December 31,	December 25,	December 31,	December 25,
	2011	2010	2011	2010
Effect of revenue and cost deferrals on:
Net sales	$(71,976)	$(64,670)	$(179,333)	$(131,303)
Cost of goods sold	(14,793)	(21,545)	(36,117)	(31,428)
Gross profit	(57,183)	(43,125)	(143,216)	(99,875)

Operating income	(57,183)	(43,125)	(143,216)	(99,875)

Income tax provision based on normalized tax effects	(6,045)	(6,483)	(15,510)	(15,814)

Net income	$(51,138)	$(36,642)	$(127,705)	$(84,061)

Net income per share:
Basic	$-0.26	$-0.19	$-0.66	$-0.43
Diluted	$-0.26	$-0.19	$-0.66	$-0.42

Return on invested capital (ROIC)

Management defines return on invested capital (ROIC) as net operating profit after taxes divided by operating invested capital. Management believes that ROIC provides greater visibility into how effectively Garmin deploys capital. ROIC is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP), and may not be defined and calculated by other companies in the same manner as Garmin does. ROIC should not be considered in isolation or as an alternative to net income as an indicator of company performance.

The following table contains a GAAP reconciliation of return on invested capital.

Garmin Ltd. And Subsidiaries

Return on Invested Capital (ROIC)

(in thousands)

	53-Weeks Ended	52-Weeks Ended
	December 31,	December 25,
	2011	2010
Net Operating Profit After Taxes (NOPAT):
Operating Income (EBIT)	$553,767	$636,676
Less: Taxes on Operating Income	$(59,973)	$(100,812)
Net Operating Profit after Taxes (NOPAT)	$493,794	$535,864

Invested Capital (IC):
Total Assets	$4,471,338	$3,988,688
Less: Cash & Marketable Securities	$(2,495,316)	$(2,062,755)
Less: Deferred Income Taxes	$(150,147)	$(107,241)
Less: Non-Interest Bearing Current Liabilities	$(858,279)	$(669,037)
Operating Invested Capital (IC)	$967,596	$1,149,655

Return on Invested Capital	51%	47%

Note: Tax effects are based on respective periods' normalized effective tax rate.

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 22, 2012 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at (888) 452-3998 (due to the limited number of lines available, we encourage you to participate via the webcast).
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until March 28, 2012 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2012, the company’s expected segment revenue growth rate, margins, new products to be introduced and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2010 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of such Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, fitness, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in Schaffhausen, Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, nüvi, Approach, eTrex, Astro and Forerunner are registered trademarks, and Montana and Vector are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share information)

	December 31,	December 25,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$1,287,160	$1,260,936
Marketable securities	124,639	24,418
Accounts receivable, net	607,450	747,249
Inventories, net	397,741	387,577
Deferred income taxes	42,957	33,628
Deferred costs	40,033	20,053
Prepaid expenses and other current assets	69,790	24,894
Total current assets	2,569,770	2,498,755

Property and equipment, net	417,105	427,805

Marketable securities	1,083,516	777,401
Restricted cash	771	1,277
Licensing agreements, net	5,517	1,800
Noncurrent deferred income tax	107,190	73,613
Noncurrent deferred costs	40,823	24,685
Other intangible assets, net	246,646	183,352
Total assets	$4,471,338	$3,988,688

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$164,010	$132,348
Salaries and benefits payable	45,964	49,288
Accrued warranty costs	46,773	49,885
Accrued sales program costs	52,262	107,261
Deferred revenue	188,987	89,711
Accrued royalty costs	99,025	95,086
Accrued advertising expense	31,915	21,587
Other accrued expenses	67,912	63,043
Deferred income taxes	5,782	4,800
Income taxes payable	77,784	56,028
Dividend payable	77,865	-
Total current liabilities	858,279	669,037

Deferred income taxes	4,951	6,986
Non-current income taxes	161,904	153,621
Non-current deferred revenue	188,132	108,076
Other liabilities	1,491	1,406

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued; 194,622,617 shares outstanding at December 31, 2011 and 194,358,038 shares issued and outstanding at December 25, 2010	1,797,435	1,797,435
Additional paid-in capital	61,869	38,268
Treasury stock	(103,498)	(106,758)
Retained earnings	1,413,582	1,264,613
Accumulated other comprehensive income	87,193	56,004
Total stockholders' equity	3,256,581	3,049,562
Total liabilities and stockholders' equity	$4,471,338	$3,988,688

See accompanying notes.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	December 31,	December 25,	December 31,	December 25,
	2011	2010	2011	2010
Net sales	$909,644	$837,714	$2,758,569	$2,689,911

Cost of goods sold	475,857	457,921	1,419,977	1,343,537

Gross profit	433,787	379,793	1,338,592	1,346,374

Advertising expense	55,660	43,770	145,024	144,613
Selling, general and administrative expense	93,383	79,446	341,217	287,824
Research and development expense	84,655	71,929	298,584	277,261
Total operating expense	233,698	195,145	784,825	709,698

Operating income	200,089	184,648	553,767	636,676

Other income (expense):
Interest income	9,494	6,652	32,812	24,979
Foreign currency	(24,523)	(33,763)	(12,100)	(88,377)
Other	67	(1,113)	9,682	3,994
Total other income (expense)	(14,962)	(28,224)	30,394	(59,404)

Income before income taxes	185,127	156,424	584,161	577,272

Income tax provision	19,571	23,517	63,265	(7,331)

Net income	$165,556	$132,907	$520,896	$584,603

Net income per share:
Basic	$0.85	$0.68	$2.68	$2.97
Diluted	$0.85	$0.68	$2.67	$2.95

Weighted average common shares outstanding:
Basic	194,319	194,043	194,105	196,979
Diluted	195,100	194,858	194,894	198,009

See accompanying notes.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	53-Weeks Ended	52-Weeks Ended
	December 31,	December 25,
	2011	2010
Operating Activities:
Net income	$520,896	$584,603
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	54,610	53,487
Amortization	39,925	41,164
Gain on sale of property and equipment	(2,192)	(306)
Provision for doubtful accounts	2,317	(4,476)
Deferred income taxes	(42,475)	(471)
Unrealized foreign currency losses	18,583	62,770
Provision for obsolete and slow moving inventories	16,047	5,753
Stock compensation expense	40,212	40,332
Realized losses/(gains) on marketable securities	(4,322)	2,382
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	169,543	129,698
Inventories	(6,385)	(77,122)
Other current assets	(51,423)	9,886
Accounts payable	(26,329)	(81,354)
Other current and non-current liabilities	(61,103)	(144,476)
Deferred revenue	179,439	131,303
Deferred cost	(36,120)	(31,445)
Income taxes payable	20,684	52,238
License fees	(9,573)	(3,329)
Net cash provided by operating activities	822,334	770,637

Investing activities:
Purchases of property and equipment	(38,366)	(32,232)
Proceeds from sale of property and equipment	4,127	139
Purchase of intangible assets	(6,933)	(3,883)
Purchase of marketable securities	(1,172,555)	(694,038)
Redemption of marketable securities	779,213	668,495
Change in restricted cash	506	770
Acquisitions, net of cash acquired	(54,190)	(12,120)
Net cash used in investing activities	(488,198)	(72,869)

Financing activities:
Issuance of treasury/common stock related to equity awards	22,337	9,465
Stock repurchase	(22,300)	(225,928)
Dividends	(310,763)	(298,853)
Tax benefit from issuance of equity awards	3,313	4,495
Net cash used in financing activities	(307,413)	(510,821)

Effect of exchange rate changes on cash and cash equivalents	(499)	(17,592)

Net increase in cash and cash equivalents	26,224	169,355
Cash and cash equivalents at beginning of period	1,260,936	1,091,581
Cash and cash equivalents at end of period	$1,287,160	$1,260,936

See accompanying notes.

Garmin Ltd. And Subsidiaries

Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

14-Weeks Ended December 31, 2011

Net sales	$121,045	$94,752	$43,250	$579,193	$71,404	$909,644
Gross profit	$82,161	$60,989	$25,868	$218,738	$46,031	$433,787
Operating income	$59,707	$40,808	$9,285	$77,750	$12,539	$200,089

13-Weeks Ended December 25, 2010

Net sales	$89,557	$80,998	$37,149	$558,899	$71,111	$837,714
Gross profit	$60,609	$52,005	$23,545	$193,572	$50,062	$379,793
Operating income	$47,043	$34,497	$10,769	$73,797	$18,542	$184,648

53-Weeks Ended December 31, 2011

Net sales	$363,223	$298,163	$221,730	$1,590,598	$284,855	$2,758,569
Gross profit	$238,850	$181,759	$129,653	$597,017	$191,313	$1,338,592
Operating income	$161,511	$102,101	$57,645	$160,837	$71,673	$553,767

52-Weeks Ended December 25, 2010

Net sales	$319,119	$240,473	$198,860	$1,668,939	$262,520	$2,689,911
Gross profit	$214,723	$149,733	$124,648	$672,953	$184,317	$1,346,374
Operating income	$157,677	$93,348	$67,463	$245,914	$72,274	$636,676